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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                                                SEC FILE NUMBER
                                                                   000-52695
                                  FORM 12b-25
                                                                  CUSIP NUMBER
                           NOTIFICATION OF LATE FILING                N/A

(Check One):   |X| Form 10-K and      [ ] Form 11-K       [ ] Form 20-F      [ ] Form 10-Q and      [ ] Form N-SAR
                   Form 10-KSB                                                   Form 10-QSB

                       For Period Ended: December 31, 2008
                                         -----------------
[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

For the Transition Period Ended: NOT APPLICABLE
                                 --------------

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Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I -- REGISTRANT INFORMATION

GREATER ASIA REALTY HOLDINGS, LTD.
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Full Name of Registrant

N/A
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Former Name if Applicable

M-3-19 PLAZA DAMAS
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Address of Principal Executive Office (Street and Number)

SRI HARTAMAS, KUALA LUMPUR, MALAYSIA 50480
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

|X|             (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense
                (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and
                (c) The accountant's statement or other exhibit required by Rule
                 12b-25(c) has been attached if applicable.


PART III -- NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q,10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     The Registrant is attempting to obtain all the necessary documentation of the information required for inclusion in such report. As a result, the Registrant's Form 10-K could not be filed accurately within the prescribed period without unreasonable effort and expense.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

               Tay Chong Weng                    603 2178 4947
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                   (Name)                (Area Code)(Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). Yes |X| No [ ]

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? Yes | | No [X]

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

     Not applicable.

                       GREATER ASIA REALTY HOLDINGS, LTD.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date            March 30, 2009              By     /s/ Tay Chong Weng
         ---------------------------              ------------------------------
                                                        Tay Chong Weng
                                                        President and C.E.O.


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18U.S.C. 1001).

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